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Exhibit 99.2

EXECUTION VERSION

VOTING AND STANDSTILL AGREEMENT

        This Voting and Standstill Agreement (this "Agreement") is made and entered into as of August 30, 2014, by and among Cole Corporate Income Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes ("Target"), the undersigned shareholder ("Shareholder") of Select Income REIT, a Maryland real estate investment trust (the "Acquirer"), and solely for the purposes of Section 9 of this Agreement, American Realty Capital Properties, Inc., a Maryland corporation and parent of the sponsor of Target ("Target Sponsor").

RECITALS

        A.    Concurrently with the execution of this Agreement, the Acquirer, SC Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of the Acquirer ("Merger Sub"), and Target have entered into an Agreement and Plan of Merger, dated as of August 30, 2014, (the "Merger Agreement") which provides for, on the terms and subject to the conditions set forth therein, the merger of Target with and into Merger Sub with Merger Sub being the surviving entity.

        B.    As a condition and an inducement to Target's willingness to enter into the Merger Agreement, Target has required that Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all common shares of beneficial interest, $0.01 par value per share, of the Acquirer ("Acquirer Common Shares") that Shareholder now or hereafter owns beneficially or of record.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

          A Person shall be deemed to "beneficially own" any securities not owned directly by such Person if that Person or a group of which such Person is a member would be the beneficial owner of such shares under Rule 13d-3 and Rule 13d-5 of the Exchange Act.

          "Permitted Liens" shall mean any (i) Liens relating to any Indebtedness, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on Shareholder's financial statements (if such reserves are required pursuant to GAAP), or that are otherwise not material and (iii) Liens imposed or promulgated by Law or any Governmental Entity.

          "Permitted Transfer" shall mean, (i) any Transfer to an Affiliate of Shareholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from its obligations under this Agreement, other than with respect to the Subject Shares transferred in accordance with the foregoing provision; (ii) the creation or assumption of any Permitted Lien and (iii) the creation or assumption of any Lien as security for Indebtedness and for purposes of clause (iii) of this definition only, "Lien" and "Indebtedness" shall have the meanings ascribed to such terms in

  Shareholder's Credit Agreement dated as of October 28, 2010, and Shareholder's Term Loan Agreement, dated as of January 12, 2012, each as amended (the "Credit Agreements").

          "Transfer" shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, excluding, for the avoidance of doubt, entry into this Agreement or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise, provided, that any transaction described in these clauses (i) or (ii) shall not constitute a Transfer so long as (a) such transaction does not require a filing under the Exchange Act or any other public disclosure of such transaction and (b) such transaction does not in any way limit the ability of Shareholder to vote its Subject Shares.

        2.    Representations, Warranties and Covenants of Shareholder.    Shareholder hereby represents and warrants to Target, as of the date of this Agreement, as follows:

          2.1    Due Authority.    Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4.2 hereof. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.2    Organization, Standing and Corporate Power.    Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted.

          2.3    Ownership of Acquirer Common Shares.    Shareholder (i) is the beneficial or record owner of the Acquirer Common Shares indicated on Schedule A hereto (the "Subject Shares"), free and clear of any and all Liens, other than Permitted Liens, or those Liens created by this Agreement and (ii) has voting power over, sole power of disposition and sole power to issue instructions with respect to all of the Subject Shares with no other limitations, qualifications or restrictions on such rights, subject to applicable Law, the Parent Governing Documents, the Credit Agreements and the terms of this Agreement.

          2.4    No Conflict; Consents.

            (a)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the compliance by Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respects any Laws applicable to Shareholder or the Subject Shares or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Subject Shares are bound.

    Shareholder's Subject Shares are not, with respect to the voting of, subject to any other agreement, including, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

            (b)   Other than the disclosure and filing of this Agreement with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by Shareholder in connection with the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

          2.5    Absence of Litigation.    There is no Action pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder or any of its properties or assets (including the Subject Shares) at law or in equity that would reasonably be expected to materially impair or delay the ability of Shareholder to perform Shareholder's obligations hereunder.

          2.6    Acknowledgement.    Shareholder understands and acknowledges that Target is entering into the Merger Agreement in reliance upon Shareholder's execution of this Agreement.

        3.    Agreement to Retain Subject Shares.

          3.1    Transfer and Encumbrance of Subject Shares.    Other than a Permitted Transfer, from and after the date hereof and until the Expiration Time, Shareholder shall not (i) Transfer any of the Subject Shares, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares; (iii) take any action that would cause any representation or warranty of Shareholder contained herein to become untrue or incorrect, in each case in any material respect, or would reasonably be expected to have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions. If any involuntary Transfer of any Subject Shares shall occur, the transferee shall take and hold such Subject Shares subject to terms of this Agreement.

          3.2    Additional Purchases.    Any Acquirer Common Shares that Shareholder purchases or otherwise acquires (including, without limitation, by way of stock-split, stock dividend, conversion of securities or distribution or similar event) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Subject Shares.

          3.3    Unpermitted Transfers.    Any Transfer or attempted Transfer of any of the Subject Shares or other action in violation of Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Shareholder shall not be deemed to be in breach of any of its obligation hereunder with which it is unable to comply as a result of any Subject Shares subject to any Permitted Lien becoming subject to foreclosure, forfeiture or other similar proceedings.

        4.    Agreement to Vote and Approve.

          4.1    Subject Shares.    Subject to the terms hereof, from and after the date hereof and until the Expiration Time, at every meeting of the shareholders of the Acquirer however called with respect to any of the following matters, and at every adjournment or postponement thereof, Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote or cause to be voted, the Subject Shares: (i) in favor of the issuance of Acquirer Common Shares in the Merger on the terms set forth in the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Acquirer to solicit additional proxies in favor of the approval of the issuance of the Acquirer Common Shares in connection with the Merger, and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (b) any action which could reasonably be expected to impede or materially delay consummation of the Transactions.

          4.2    Irrevocable Proxy.    By execution of this Agreement, Shareholder does hereby appoint and constitute Target, and any one or more individuals designated by Target, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Shareholder's true and lawful attorneys-in-fact and proxies, to the fullest extent of such Shareholder's rights with respect to the Subject Shares, to vote each of the Subject Shares solely with respect to the matters set forth in Section 4.1 hereof; provided, however, the foregoing shall only be effective if such Shareholder fails to be counted as present, to consent or to vote such Shareholder's Subject Shares, as applicable, in accordance with Section 4.1 above. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time for all purposes, including without limitation Section 2-507(d) of the MGCL, and hereby revokes any proxy previously granted by such Shareholder with respect to the Subject Shares. Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. The proxy granted by Shareholder pursuant to this Section is granted in order to secure Shareholder's performance under this Agreement and also in consideration of Target entering into the Merger Agreement.

        5.    Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Target, the Acquirer or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Subject Shares. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Subject Shares shall remain vested in and belong to Shareholder, and neither Target, the Acquirer nor any other Person shall have any power or authority to direct Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        6.    Further Assurances.    From time to time, at the request of Target and without further consideration, Shareholder shall take such further action as may reasonably be requested by Target or the Acquirer to carry out the intent of this Agreement.

        7.    Termination.    This Agreement shall terminate and shall have no further force or effect on the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof, or (iii) the termination of this Agreement by mutual written consent of the parties hereto (such date, the "Expiration Time").

        8.    Notice of Certain Events.    Shareholder shall notify Target promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of any representation or warranty set forth in this Agreement and (b) the receipt by Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

        9.    Standstill.

            (a)   During the period beginning on the date of this Agreement and ending on the date that is thirty-six (36) months after the date hereof, without the prior written approval or invitation of the board of trustees or directors of a Covered Company, Target Sponsor shall not, and shall cause each entity to which Target Sponsor directly provides management services and their respective Subsidiaries not to, take any of the following actions, directly or indirectly:

                (i)  solicit proxies or written consents of holders of Covered Securities of such Covered Company, or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Covered Securities of such Covered Company or any other Person with the right to vote or power to give or withhold consent in respect of Covered Securities of such Covered Company, make, or in any way participate or engage in (other than by voting any Covered Securities it owns), any solicitation of any proxy, consent or other authority to vote any Covered Securities of such Covered Company (other than in respect of the issuance of Acquirer Common Shares in the Merger) or make any shareholder proposal with respect to any matter, or become a participant in any contested solicitation with respect to such Covered Company;

               (ii)  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act with respect to the Covered Securities of such Covered Company or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 9, or deposit any Covered Securities of such Covered Company in a voting trust or subject any Covered Securities of such Covered Company to any voting agreement;

              (iii)  (A) either directly or indirectly for Target Sponsor or any of its Affiliates, or in conjunction with any other Person in which Target Sponsor or any of its Affiliates is or proposes to be a principal or partner or to which Target Sponsor or any of its Affiliates is or proposes to act as a financing source, broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (B) in any way knowingly support, assist or facilitate any other Person to effect or seek, offer or propose to effect, or cause or participate in, any (x) tender offer or exchange offer, merger, acquisition or other business combination involving such Covered Company or any of its Subsidiaries; (y) business combination, acquisition or other similar transaction relating to a material amount of the assets or securities of such Covered Company or any of its Subsidiaries or (z) restructuring, recapitalization, liquidation or similar transaction with respect to such Covered Company or any of its Subsidiaries; or

              (iv)  acquire beneficial ownership of any Covered Securities of such Covered Subsidiary, other than those Covered Securities beneficially owned as of the date of this Agreement (which are set forth on Schedule B hereto).

            (b)   For purposes of this Section 9, (i) "Covered Companies" shall mean the Acquirer, Shareholder and their successors; (ii) "Covered Securities" of a Covered Company shall mean shares of beneficial or other interests or capital stock of such Covered Company, including without limitation common shares, common stock or common interests of such Covered Company and any other securities of such Covered Company entitled to vote in the election of trustees or directors, or securities convertible into, or exercisable or exchangeable for, such securities, whether or not subject to the passage of time or other contingencies and (iii) "Subsidiary" in respect of a Person shall mean another Person that is its subsidiary as defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

          Nothing in this Section 9 shall be deemed to in any way restrict or limit the ability of Target Sponsor or any of its Subsidiaries to discuss any matter confidentially with a Covered Company or any of its directors or executive officers.

        10.    Miscellaneous.

          10.1    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.2    Binding Effect; Assignment; Third Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempted assignment contrary to the provisions of this Section 10.2 shall be null, void and of no legal force or effect. The Acquirer shall be an express third party beneficiary of the agreements of Shareholder contained in this Agreement and of the provisions of Section 9 of this Agreement.

          10.3    Amendments and Modifications.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.4    Specific Performance; Injunctive Relief.    The parties acknowledge that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

          10.5    Notices.    Any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided, that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.5):

            (a)   if to Target to:

      c/o American Realty Capital Properties, Inc.
      405 Park Avenue
      15th Floor
      New York, NY 10022
      Attention: Richard A. Silfen
      Facsimile: (215) 887-2585
      E-Mail: rsilfen@arcpreit.com

      with a copy (which shall not constitute notice) to:

      Morris, Manning & Martin, LLP
      3343 Peachtree Road, NE
      Suite 1600
      Atlanta, Georgia 30326
      Attention: Lauren B. Prevost, Esq.
      Facsimile: (404) 365-9532
      E-Mail: LPrevost@mmmlaw.com

            (b)   if to Shareholder:

      Government Properties Income Trust
      Two Newton Place
      255 Washington Street
      Suite 300
      Newton, Massachusetts 02458
      Attention: Mark L. Kleifges, Chief Financial Officer
      Facsimile: (617) 219-1440
      E-Mail: mkleifges@reitmr.com

      with a copy (which shall not constitute notice) to:

      Saul Ewing LLP
      500 E. Pratt Street
      Suite 900
      Baltimore, MD 21202-3133
      Attention: Eric G. Orlinsky
      Facsimile: (410) 332-8688
      E-Mail: eorlinsky@saul.com

            (c)   if to Acquirer:

      Select Income REIT
      Two Newton Place
      255 Washington Street
      Suite 300
      Newton, Massachusetts 02458
      Attention: David M. Blackman
      Facsimile: (617) 796-8267
      E-Mail: dblackman@sirreit.com

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      500 Boylston Street
      Boston, MA 02116
      Attention: Margaret R. Cohen
      Facsimile: (617) 305-4859
      E-Mail: margaret.cohen@skadden.com

          10.6    Governing Law; Jurisdiction and Venue.    The laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between or among the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. The parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the state of Maryland, the venue of the Circuit Court for Baltimore City and the venue of the U.S. District Court for the District of Maryland, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the State of Maryland.

          10.7    WAIVER OF JURY TRIAL.    BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

          10.8    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          10.9    Counterparts.    This Agreement may be executed and delivered by facsimile signature, portable document format (PDF) or other electronic format, and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          10.10    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

          10.11    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

          10.12    Legal Representation.    This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

          10.13    Expenses.    Except as provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE CORPORATE INCOME TRUST, INC.
By:	/s/ D. KIRK MCALLASTER, JR.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer & Treasurer
GOVERNMENT PROPERTIES INCOME TRUST
By:	/s/ MARK L. KLEIFGES
Name:	Mark L. Kleifges
Title:	Chief Financial Officer
Solely for purposes of Section 9 of this Agreement, AMERICAN REALTY CAPITAL PROPERTIES, INC
By:	/s/ LISA E. BEESON
Name:	Lisa E. Beeson
Title:	Chief Operating Officer

Signature Page to Voting Agreement

 SCHEDULE A

Shareholder	Number of Acquirer Common Shares Beneficially Owned
Government Properties Income Trust	21,500,000

 SCHEDULE B

        None.

QuickLinks

  Exhibit 99.2
VOTING AND STANDSTILL AGREEMENT
RECITALS
SCHEDULE A
SCHEDULE B